Exhibit 5.04

March 1, 2017

Energy Protection Insurance Company

126 College Street

Suite 400

Burlington, VT 05401

Re:  Energy Protection Insurance Company as Guarantor of NRG Energy, Inc.

Ladies and Gentlemen:

We are issuing this opinion letter in our capacity as special counsel to Energy Protection Insurance Company, a Vermont corporation (the “Guarantor”) being a subsidiary of NRG Energy, Inc., a Delaware corporation (the “Issuer”), in connection with the Guarantor’s proposed guarantee, along with the other guarantors under the Indenture (as defined below) of $1,250,000,000 in aggregate principal amount of 6.625% Senior Notes due 2027, (the “Exchange Notes”). The Exchange Notes are to be issued by the Issuer, in connection with an offering made pursuant to a Registration Statement on Form S-4 (such Registration Statement, as supplemented or amended, is hereinafter referred to as the “Registration Statement”), to be filed with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended (the “Act”). The Registration Statement is being filed in connection with the registration under the Act of the Exchange Notes being offered by the Issuer.  The Exchange Notes are to be issued pursuant to the indenture (the “Base Indenture”), dated as of May 23, 2016, among the Issuer and Law Debenture Trust Company of New York, as Trustee (the “Trustee”), as supplemented by the Third Supplemental Indenture (the “Supplemental Indenture”) dated as of August 2, 2016 among the Issuer, the Trustee, the Guarantor, and the other guarantors party thereto. Together the Base Indenture and the Supplemental Indenture are referred to herein as the “Indenture”.

In connection with this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction, of the following:

1.              The organizational documents of the Guarantor certified by the Vermont Secretary of State on February 21, 2017;

2.              a certificate of good standing of the Guarantor issued by the Vermont Secretary of State dated February 24, 2017;

3.              a certificate of good standing of the Guarantor issued by the Vermont Department of Financial Regulation dated February 23, 2017;

4.              a certificate of the Secretary of Guarantor dated February 24, 2017 certifying among other things: (a) the Bylaws of the Guarantor; (b) the Articles of Incorporation of the Guarantor; (c) resolutions adopted by the board of directors of the Guarantor with respect to, among other things, the execution and delivery by the Guarantor of the Supplemental Indenture and the Registration Statement; and (d) the current directors and officers of the Guarantor;

5.              the Registration Statement;

6.              the Base Indenture; and

7.              the Supplemental Indenture.

In such examination, we have assumed the authenticity of all documents submitted to us as originals and the conformity to the originals of all documents submitted to us as certified or photostatic copies.  We have also assumed the genuineness of the signatures of persons signing all documents in connection with which this opinion is rendered.  As to any facts material to the opinions expressed herein, we have made no independent investigation of such facts and have relied upon certificates of public officials and certificate of the Assistant Secretary of the Guarantor.

Our opinions expressed below are subject to the qualifications that we express no opinion as to the applicability of, compliance with, or effect of (i) any bankruptcy, insolvency, reorganization, fraudulent transfer, fraudulent conveyance, moratorium or other similar law affecting the enforcement of creditors’ rights generally, (ii) general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law), (iii) public policy considerations which may limit the rights of parties to obtain certain remedies, (iv) any law except the laws of the State of Vermont and the Vermont case law decided thereunder,  (v) the “Blue Sky” laws and regulations of Vermont, and (vi) as to the tax good standing of the Guarantor in any jurisdiction, including Vermont.

Based upon the foregoing and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

1.                    Energy Protection Insurance Company is validly existing and is in good standing under the laws of the State of Vermont.

2.                    Energy Protection Insurance Company had the corporate power and authority to execute and deliver the Supplemental Indenture at the time of such execution and delivery.

3.                    Energy Protection Insurance Company has the corporate power and authority to perform its obligations under the Supplemental Indenture, including its guarantee of the Exchange Notes.

4.                    The Supplemental Indenture has been duly authorized, executed and delivered by Energy Protection Insurance Company.

Our opinions set forth in paragraph 1 above are rendered in reliance upon certificates and other communications from officials of the State of Vermont.

*****

Please note that we are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters.  This opinion is based upon currently existing statutes, rules, regulations, and judicial decisions of the State of Vermont.  We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the existing statutes, rules, regulations or judicial decision of the State of Vermont be changed by legislative action, judicial decision or otherwise.

We hereby consent to (i) the filing of this opinion with the SEC as an exhibit to the Registration Statement, and (ii) reliance on this opinion by Kirkland & Ellis LLP. We also consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.  In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the SEC.  We assume no obligation to revise or supplement this opinion after the date of effectiveness of the Registration Statement should the present laws of the State of Vermont be changed by legislative action, judicial decision or otherwise.

Very truly yours,

/s/ Paul Frank + Collins P.C.

PAUL FRANK + COLLINS P.C.